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                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549


                                   FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.



                               Commission File Number    0-15445
                                                     ---------------------------


                           The Box Worldwide, Inc.
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            (Exact name of registrant as specified in its charter)


                              1221 Collins Avenue
                           Miami Beach, Florida 33139
                                 (305) 674-5000
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $.001 per share
          8% Convertible Preferred Stock, par value $1.00 per share
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           (Title of each class of securities covered by this Form)


                                     N/A
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6             [ ]
          Rule 12h-3(b)(1)(i)     [X]


     Approximate number of holders of record as of the certification or notice
date:     1
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     Pursuant to the requirements of the Securities Exchange Act of 1934. The
Box Worldwide, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 30, 1997          BY: /s/ Stephen M. Brett
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                                 Name:   Stephen M. Brett
                                 Title:  Vice President